Exhibit 99.3

Hayes Lemmerz International, Inc. Receives Delisting Notice from NASDAQ

Northville, Michigan May 15, 2009:  Hayes Lemmerz International, Inc. (“Hayes” or the “Company”) announced today that on May 12, 2009, the NASDAQ Stock Market (“NASDAQ”) notified the Company that, in accordance with Listing Rules 5100 and 5110(b), as a result of the Company’s filing of petitions under Chapter 11 of the United States Bankruptcy Code, the Company’s common stock will be delisted by NASDAQ and trading will be suspended at the opening of business on May 21, 2009.  As required by NASDAQ Listing Rule 5250(b)(2) and as previously disclosed, the Company also said that its audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, contained a going concern qualification from the Company’s independent registered public accounting firm.

As announced on May 11, 2009, the Company, certain of its U.S. subsidiaries and one (non-operating) international subsidiary filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware.  More information on the Company’s restructuring is available on the “Restructuring Information” page on the Company’s website (www.hayes-lemmerz.com), or through the Company’s Restructuring Information Hotline, 888.753.5296 (for calls in the USA) or +1.734.737.5086 (for calls outside the USA).

About Hayes Lemmerz International, Inc.

Originally founded in 1908, Hayes Lemmerz International, Inc. is a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers. The Company is also a supplier of automotive powertrain components. The Company has global operations with 23 facilities, including business, sales offices and manufacturing facilities, located in 12 countries around the world. The Company sells products to every major North American, Asian and European manufacturer of passenger cars and light trucks and to commercial highway vehicle customers throughout the world.

Forward Looking Statements

Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, certain statements regarding the reorganization of the Company’s business and finances to improve its liquidity and operational results, the sufficiency of liquidity to be provided by the debtor-in-possession financing, anticipated authorizations being requested of the Bankruptcy Court and expectations as to the ability to make post-petition payments. Words such as “will,” “expects,” “believes,” “intends” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on current expectations, estimates and projections concerning future developments and their potential effects upon the Company and its subsidiaries. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include risks and uncertainties in connection with the Chapter 11 proceedings and their possible effects on the Company and its subsidiaries as well as other risks described under “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company does not intend, and is under no obligation, to update any particular forward-looking statements, whether as a result of new information, future events or otherwise.